UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)
Filed by the Registrant
Filed by a Party other than the Registrant
Check the appropriate box:

Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material under §240.14a-12

XENCOR, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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Fee paid previously with preliminary materials

Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

XENCOR, INC.
465 North Halstead Street, Suite 200
Pasadena, CA 91107

SUPPLEMENT TO PROXY STATEMENT DATED APRIL 26, 2023
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 14, 2023
This supplement (this “Supplement”), dated May 1, 2023, supplements and amends the definitive proxy statement (the “Proxy Statement”) filed by Xencor, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on April 26, 2023 for the 2023 Annual Meeting of Stockholders to be held on June 14, 2023 (the “Annual Meeting”). This Supplement is being filed to clarify certain possible ambiguities in the short-form Q&A section of the proxy statement with respect to voting standards and the treatment of “Abstentions”, specifically that “Abstentions” will have no effect on the vote with respect to Proposal 4.
Accordingly, the Proxy Statement is hereby amended as follows:

Under the heading “Questions and Answers About These Proxy Materials and Voting―How are votes counted?”, the text is amended and restated as follows:

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; with respect to Proposals 2, 3 and 4, votes “For” and “Against,” abstentions and, if applicable, broker non-votes; and, with respect to Proposal 5, votes for “one year”, “two years”, “three years” abstentions and, if applicable, broker non-votes. The Bylaws provide that an action of our stockholders (other than the election of directors) is approved if a majority of the shares present at the meeting and entitled to vote are in favor of such action, and the directors are elected by a plurality of the votes of the shares present at the meeting and entitled to vote generally on the election of directors. Under Delaware law (under which the Company is incorporated), abstentions are counted as shares present and entitled to vote at the Annual Meeting, but they are not counted as shares cast.

Broker non-votes will be counted for purposes of calculating whether a quorum is present at the annual meeting, but will not have any effect on the results of the proposals. Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any proposal.

Under the heading “Questions and Answers About These Proxy Materials and Voting―How many votes are needed to approve each proposal?”, the text is amended and restated as follows:

For Proposal 1, the election of directors, the seven nominees receiving the most “For” votes from the holders of shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome.

To be approved, Proposal 2, ratifying the selection by the Audit Committee of the Board of RSM US LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2023, we must receive “For” votes from the holders of a majority of shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote. If you mark your proxy to “Abstain” from voting, it will have the same effect as an “Against” vote. Because Proposal 2 is considered to be “routine”, we do not expect any broker non-votes on Proposal 2.

To be approved, Proposal 3, approving, by a non-binding advisory vote, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement, we must receive “For” votes from the holders of a majority of shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote. If you mark your proxy to “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

To be approved, Proposal 4, approving the Company’s 2023 Equity Incentive Plan, we must receive “For” votes from the holders of a majority of shares cast in person or by proxy at the meeting and entitled to vote. Abstentions will be counted towards a quorum, but will otherwise have no effect on Proposal 4. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposal in the absence of voting instructions from the beneficial owner.

Proposal 5, approves, by a non-binding, advisory vote, the frequency of future non-binding advisory stockholder votes on the compensation of the Company’s named executive officers. The frequency receiving the votes of the holders of a majority of shares present in person or represented by proxy at the meeting and entitled to vote will be considered the frequency preferred by the stockholders. If you “Abstain” from voting, it will have the same effect as voting against each of the three frequency options. Broker non-votes will have no effect.

Except as specifically supplemented by the information contained herein, this Supplement does not revise or update any of the other information set forth in the Proxy Statement. This Supplement does not provide all of the information that is important to your voting decisions at the Annual Meeting, and the Proxy Statement contains other important additional information. This Supplement should be read in conjunction with the Proxy Statement.

If you have already returned your proxy or voting instruction card or provided voting instructions, you do not need to take any action unless you wish to change your vote. If you have submitted a proxy and wish to change your vote, you may revoke your proxy and change your vote by following the instructions in the section titled “Questions and Answers About These Proxy Materials and Voting―Can I change my vote after submitting my proxy?” of the Proxy Statement. This Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement.